EXHIBIT 99.1
                        PRESS RELEASE DATED JUNE 5, 2003



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Bank of Brinkley Has Reached an Agreement to Acquire the Brinkley  Branch Office
from First Community Bank, Jonesboro

BRINKLEY & JONESBORO, Ark. June 5, 2003. Gus Rusher, President of Bank of Brinkley, Brinkley, Arkansas and Dwayne Powell, President of Pocahontas Bancorp, Inc. (Nasdaq NMS: PFSL), the holding company for First Community Bank, Jonesboro, Arkansas announced the signing of an agreement for First Community Bank to sell its banking office in Brinkley, Arkansas to Bank of Brinkley.

The branch office currently has approximately $36 million in deposits. Terms of the deal included a $2.5 million premium paid on deposits. Commenting on the proposed acquisition, Mr. Rusher stated, "We are excited about this opportunity to expand our banking services to the residents of Brinkley, Monroe County, and the surrounding area. This new location is ideal for the future growth of our Bank." Mr. Rusher went on to say, "This fits well with our desire to provide quality banking services to our community. We anticipate keeping the same staff in place as part of Bank of Brinkley's team."

Dwayne Powell said, "We look forward to focusing on our other Arkansas markets and will continue our banking operations in those markets currently serviced by First Community Bank. The sale of the Brinkley facility and deposits, as with the sale of any of our banking operations, was reached after much deliberation."

Pending regulatory approvals from the Arkansas State Bank Department and the Federal Deposit Insurance Corporation, the transaction is expected to close during the third quarter of 2003.

Pocahontas Bancorp, Inc. is a unitary thrift holding company, which owns First Community Bank, a federally chartered savings and loan. First Community Bank conducts business from 21 offices located primarily in Northeast Arkansas. Pocahontas Bancorp's common stock is traded on the NASDAQ National Market under the symbol PFSL.

___________________
Contact:
     First Community Bank, Jonesboro
     Dwayne Powell, 870/802-1700
     or
     Bank of Brinkley
     Gus Rusher, 870/734-3133